Exhibit 10.2

AMENDMENT TO THE

STANDARD PACIFIC CORP.

2005 DEFERRED COMPENSATION PLAN

Standard Pacific Corp., a Delaware corporation (the “Company”), established the Standard Pacific Corp. 2005 Deferred Compensation Plan (the “Plan”) for the benefit of certain of its employees and directors and the employees of its subsidiaries, effective as of January 1, 2005.

The Company has reserved the right to amend or terminate the Plan. The Board of Directors of the Company has appointed a Special Committee of the Board of Directors and delegated to the Special Committee the authority to amend or terminate the Plan.

The Special Committee desires to suspend deferrals of Compensation under the Plan. The Special Committee further desires to partially terminate the Plan and to amend the Plan to provide for special lump sum distributions to certain Participants (as defined in the Plan).

The Plan is a nonqualified deferred compensation plan subject to Section 409A of the Internal Revenue Code of 1986, as amended. Certain of the amendments to the Plan set forth herein are made in accordance with the transition relief under Internal Revenue Service Notice 2007-86 and shall be interpreted and administered in accordance with the requirements thereof. Accordingly, the amendments to the Plan that change a time and form of payment of amounts under the Plan shall apply only to amounts that would not otherwise be payable in 2007 and shall not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

Effective as of December 12, 2007, the Plan is hereby amended as follows:

1. Section I(e) of the Plan is hereby amended to read as follows: “(e) Board means the Board of Directors of the Company.”

2. Section I of the Plan is hereby amended to add the following new subsection (aa) at the end thereof: “(aa) Company means Standard Pacific Corp., a Delaware corporation.”

3. Section II of the Plan is hereby amended to add the following new subsection (d) at the end thereof:

(d) No Eligible Employee or other person shall become a Participant on or after January 1, 2008.

4. Section III of the Plan is hereby amended to add the following new subsection (f) at the end thereof:

(f) Each Participant’s Compensation Deferral shall be suspended effective as of January 1, 2008, and no Participant shall make a Compensation Deferral with respect to the Plan Year commencing on January 1, 2008 or any subsequent Plan Year.

5. The last sentence of Section VI(j) of the Plan is hereby amended to read in its entirety as follows: “This Section VI(j) shall not apply to any distribution made on account of a Change in Control or any distribution made under Section VI(k).”

6. Section VI of the Plan is hereby amended to add the following new subsection (k) at the end thereof:

(k) Special Lump Sum Distributions.

(i) Notwithstanding Sections VI(a), (b), (c), (d), (e), (h) and (j), and except as otherwise provided in paragraphs (ii), (iii) and (iv), the Accounts of each Participant who is employed by the Employer as of December 31, 2007 shall be paid in a lump sum payment in cash during 2008 as follows:

(A) If such Participant is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder, as of December 31, 2007, such lump sum payment shall be made on July 1, 2008 (or within ten (10) days thereafter), and

(B) If such Participant is not described in subparagraph (A), the lump sum payment shall be made on January 1, 2008 (or within ten (10) days thereafter);

provided, however, that, with respect to the portion of such Accounts attributable to the Performance-Based Compensation or other Compensation earned during 2007, such lump sum payment shall be made during 2008 and not earlier than the date such Compensation would have been payable had such Compensation not been deferred under the Plan.

(ii) Paragraph (i) shall not apply to a Participant’s Accounts (or portions thereof) that are distributable under the preceding subsections of Section VI prior to the date the lump sum payment is to be made under paragraph (i).

(iii) Paragraph (i) shall not apply to a Participant’s Accounts that are attributable to deferrals of restricted stock or other forms of equity compensation and deferral amounts deemed invested in the Company’s common stock.

(iv) Paragraph (i) shall not apply to a Participant if:

(A) such Participant attained age 62 on or before December 31, 2007, or such Participant has completed twenty (20) or more years of continuous service with the Employer as of December 31, 2007, and

(B) the total balance of such Participant’s Accounts, determined as of December 31, 2007, exceeds $100,000.

7. Section IX of the Plan is hereby amended to read in its entirety as follows:

IX. Amendment.

(a) Right to Amend. The Company, by written instrument executed by the Company, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment.

(b) Amendment to Ensure Proper Characterization of Plan. Notwithstanding the provisions of Section IX(a), the Plan may be amended by the Company at any time, retroactively if required, in the opinion of the Company, in order to ensure that the Plan is characterized as a top-hat plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(1), and 401(a)(1) and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.

8. Section X(a) of the Plan is hereby amended to read in its entirety as follows:

(a) The Company’s Right to Terminate or Suspend the Plan. The Company reserves the right, at any time, to terminate the Plan and/or its obligation to make further credits to Accounts. The Company also reserves the right, at any time, to suspend the operation of the Plan for a fixed or indeterminate period of time.

9. The Plan is hereby suspended in accordance with Sections X(a) and (c) of the Plan with respect to the Plan Year commencing on January 1, 2008 and subsequent Plan Years.

10. The last sentence of Section X(d) of the Plan is hereby amended to read in its entirety as follows:

Upon the effective date of any such event, notwithstanding any other provision of the Plan, (i) no persons who were not thereto Participants shall be eligible to become Participants, and (ii) the value of the interest of all affected Participants and Beneficiaries shall be determined and paid to them in a lump sum as soon as is practicable after such termination; provided, however, that the Accounts (and portions thereof) subject to Section VI(k) shall be distributed in accordance therewith.

11. The Plan shall be partially terminated effective as of January 1, 2008 and such partial termination shall apply to the Accounts (and portions thereof) subject to distribution under Section VI(k).

12. The Plan, as amended herein, shall remain in full force and effect.

Executed at Irvine, California on December 14, 2007.

STANDARD PACIFIC CORP.

By	/s/ Andrew H. Parnes

Name	Andrew H. Parnes

Title	Executive Vice President and Chief Financial Officer

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